L. LURIA & SON, INC.
                                   EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT

          1.       Luria's Fine Jewelry, Inc.                           (*)

          2.       P & L Advertising, Inc.                              (*)

          3.       L. Luria & Son Marketing, Inc.                       (*)

(*) Inactive

16